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                                 EXHIBIT 10.4

                        CHATEAU CENTRE LEASE AGREEMENT


THIS LEASE executed in triplicate on the 2nd day of March, 1999, by and between CHATEAU VILLAGE L.L.C., a Michigan Limited Liability Company, whose address is 547 Baldwin, Jenison, Michigan 49428, hereinafter called "Lessor", and MACATAWA BANK, a Michigan banking corporation, of 106 E. 8th Street, Holland, MI 49423, hereinafter called "Lessee",:

PARAGRAPH 1. Premises. Upon the conditions hereinafter contained, Lessor does hereby demise and lease to Lessee and the Lessee does lease from Lessor certain premises situated in the City of Wyoming in the County of Kent and State of Michigan, consisting of 2,060 square feet within the Chateau Centre, which consists of 43,500 square feet of building owned by Lessor for Lessee and other tenants. Said premises is Suite 2 of 1760 44th Street, SW, together with the use in common with Lessor and others entitled thereto of the common area parking areas, service road and sidewalks; subject, however, to the terms and conditions of this Lease Agreement and to the reasonable rules and regulations of the use thereof as prescribed from time to time by Lessor. The "premises" are set forth on Schedule "A" attached hereto and shall include the drive-up ATM area described in Paragraph 29.

PARAGRAPH 2. Permitted use and Assignment. Said premises shall be used for a bank, mortgage office and other related uses. Lessee shall not be permitted to either sell or market insurance products in the premises because Nationwide Insurance has an exclusivity clause in their lease prohibiting such use by other Tenants of Chateau Centre. Lessee shall not have the right to sublet nor to assign to any other party without first securing the consent of the Lessor. Lessor shall not unreasonably withhold its consent with the understanding that, if said sub-lessee shall pay rent at a higher rate than Lessee is paying, the additional rent shall belong to Lessor. Lessor shall not lease, assign, sublease, or allow any other space within Chateau Centre to be used for banking purposes, with the exception of Commercial Credit, Inc., an existing lessee already in Chateau Centre and an existing ATM bank machine located in the Quick Stop premises.
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PARAGRAPH 3.  Signage. Lessee shall have the right to install a sign on the marquee over its leased space which shall be paid for by Lessee. The style of the marquee sign must be either neon or individual raised illuminated letters. All lighting ballast's are to be concealed in the bulkhead. The maximum height of the marquee sign is twenty-four inches (24"). Lessor has erected on pylon-type sign tower at the Center to accommodate an illuminated sign advertising the business of the Lessee. The Lessee shall be entitled, at its own expense, to one standard size (5" high by 10' length) pylon space allotted for Lessee's identification. All signs installed by Lessee shall comply and conform to the appropriate governmental ordinances and regulations governing the same and shall be removed by Lessee at the termination of this Lease, including repairs and/or refinishing of the surface of the building where the sign was mounted. The Lessee shall provide the Lessor, for its approval, which shall not be unreasonably withheld, drawings and specifications of its signage prior to installation. The pylon signage must be manufactured and installed by the Valley City Sign Company of Grand Rapids, Michigan.

PARAGRAPH 4. Terms and Rental. The term of this Lease shall be for a period of 36 months beginning May 1, 1999, and terminating on April 30, 2002. Lessee herewith has deposited $2,146.88 which shall be the first months' rent and $2,146.88 which shall be a security deposit. Rent shall be due on the first day of the second month, June 1, 1999, in the amount of $2,146.88, and shall be due monthly beginning on the first day of each month thereafter. Lessee shall receive rent and expense free occupancy of the premises from April 1 - 30, 1999 to prepare the premises for its intended use.

For the second year of the lease term, the rent shall be adjusted upward as follows: the rent for the second year shall be determined by adjusting the first year's rent upward by the same percentage that the "all items" index of the Consumers Price Index for the last month of the first year shall have increased from the same index of the Consumers Price Index for the month preceding the month in which this lease commences; the rent for each succeeding year of the lease term shall be determined by adjusting the rent to have been paid during the preceding year upward by the same percentage that the "all items" index of the Consumers Price Index for the last month of the preceding lease year (the lease year then ending) shall have increased from the same index of the Consumers Price Index for the same month of the preceding calendar year.

                             Exhibit 10.4 - Page 2
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Notwithstanding the above, the annual rent adjustment shall not exceed three percent (3%) during the lease base term and five percent (5%) during the lease renewals.

Reference to the Consumers Price Index is the official Consumers Price Index, United States City Average for All Urban Consumers, published by the United States Department of Labor, Bureau of Labor Statistics, Washington, DC 1982-84 =
100. In the event that during the lease term such Index shall not be available in the same form, or shall be calculated on a different basis than 1982-84 = 100, and if the Bureau of Labor Statistics shall have substituted a new Index with the appropriate tables for conversion from the discontinued Index to the substituted Index, such conversion shall be made and rent for the period commencing after such substitution shall be on the basis of the substituted Index properly converted from the discontinued Index in accordance with such conversion tables. It is the intention of the parties that the transition from one Index to the other shall not result in an increase in the rent adjustment which would not otherwise have been made except for such transition. In the event that such Index shall be discontinued during the term of this lease, and if no official Bureau of Labor Statistics Index shall be substituted with appropriate conversion tables, and if the parties are unable to agree upon a basis for rent adjustment thereafter, then such adjustment shall be determined by two arbitrators in accordance with the rules of the American Arbitration Association. In the event that the Consumers Price Index for a particular month is not published in sufficient time to allow for the rent adjustment provided for above in the first month of any lease year, as soon as is practicable after such publication the rent adjustment shall be made and any increase in the rent to be paid shall be paid immediately.

In the event the base rent and/or additional rentals are paid more than ten (10) days after such rent is due, such rent shall be assessed a one-time late charge of five percent (5%) of the amount unpaid, and shall bear interest from the due date until paid at the lesser of the rate of one and one-quarter percent (1.25%) per month or the highest rate permitted by law.

PARAGRAPH 5. Insurance. Insurance shall be obtained and maintained in accordance with the following provisions:

                             Exhibit 10.4 - Page 3
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     (a)  Lessor shall obtain and maintain such fire and extended coverage insurance in an amount not less than the then current replacement cost of the building and other improvements of Chateau Centre. This expense shall be reimbursed to Lessor pursuant to Paragraph 7 hereof. Lessee shall obtain and maintain such fire and extended coverage insurance as Lessee deems necessary to protect its own property located on the Premises.

     (b) Lessor shall obtain and maintain such insurance covering public liability as will protect Lessor and Lessee against claims or any and all persons for personal injury, death or property damage occurring in, on, or about the Premises, or in any manner growing out of or connected with Lessor's ownership, or Lessee's use or occupation of the Premises, or the condition thereof, such insurance to afford protection to the limit of not less than $500,000 per person, $1,000,000 per accident, and $1,000,000 property damage. This expense shall be reimbursed to Lessor pursuant to Paragraph 7 hereof. Further, Lessee and Lessor agree to indemnify and hold each other harmless from liability for damages to any person or property in or about the leased premises resulting from the negligence of the indemnifying party or its agents, except to the extent such damage is covered by insurance. Except as provided in Paragraph 6, Lessee agrees to be a self-insurer or carry insurance for the replacement and repair of any plate glass upon the premises and further agrees, in the event of any breakage not caused by Lessor or not covered by the fire and extended coverage policy of Lessor to replace such glass promptly.

     The Lessor and the Lessee, and all parties claiming under them, hereby mutually release and discharge each other from all claims and liabilities arising from or caused by any hazards covered by insurance on the lease Premises, or covered by insurance in connection with property on or activities conducted on the Premises regardless of the cause of the damage or loss. Lessor and Lessee shall each cause appropriate clauses to be included in their respective insurance policies covering the Premises waiving subrogation against the other party consistent with the mutual release contained in this paragraph.

PARAGRAPH 6. Maintenance. Lessor shall, at all times during the lease term, maintain the exterior and structural interior portions of the building, including walls and roof, and any glass breakage caused by the elements, settling of the building or structural defects. The above,

                             Exhibit 10.4 - Page 4
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notwithstanding, however, Lessee shall, at its expense, keep every part of said
Premises in good repair, including but not limited to electrical, plumbing, heating and air conditioning equipment except that Lessor shall be responsible for any repairs that are considered a capital investment or improvement as defined in Paragraph 7; and shall at all times keep Premises in as good a condition and repair as when possession is taken and upon termination of this Lease, by lapse of time or otherwise, will yield up said premises in as good condition and repair as when taken, ordinary use and wear excepted. Lessee shall also wash windows, maintain their exterior signs and antenna systems, assume day to day maintenance and replacement of interior lighting and mechanicals, and shall keep the interior of the building in neat condition at all times.

PARAGRAPH 7. Proration of Operating Expenses. In addition to the rents specified pursuant to Paragraph 4 hereof, Lessee shall pay to Lessor, as additional rent, Lessee's pro-rata share of the general operating expense incurred by Lessor in maintaining Chateau Centre. It is agreed that Lessee's pro-rata share is 4.74 percent. For purposes hereof, the term operating expenses means the following: costs and expenses incurred by Lessor with respect to the land and improvements on and in which the Premises are situated; all property taxes and assessments: real, personal, general, and special; water, sewer, common area lighting, electricity, property management fees, maintenance services contracted for by Lessor, and/or wages, salaries, fringe benefits, and applicable taxes on the employer if performed by Lessor; general maintenance, snow removal and exterior grounds care; seasonal maintenance contract for heating and air conditioning equipment; parking area cleanup and parking lot maintenance; insurance premiums; and repairs and general maintenance to common areas, but excluding any alterations to meet the need of specific tenants and any capital investments or improvements as defined in accordance with federal tax reporting requirements and generally accepted accounting principles. All operating expenses are billed to Lessee on an annual basis
based on a budget accounting.   Payment shall be made monthly to Lessor and due
with rent payment. Each year, Lessor shall submit to Lessee a budget estimating total operating expenses for the preceding/current year. Lessee shall pay each month its pro-rata share (4.74%) of the total operating expense estimate of that year's budget divided by twelve/1/. Each successive year, actual operating expenses shall be reconciled to the budget amount. Lessee shall be credited (if actual is lower) or charged (if actual is higher) the net difference to the following month's operating expense payment/2/. The

                             Exhibit 10.4 - Page 5
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additional rent payment as calculated by this paragraph is to be received (due)
by the Lessor along with rent payment on the first day of each month.

/1/Example:  Total operating expenses for 199X are $1,000.00.  Lessee pays 4.74%
   -------
x $1,000.00/12 months = $3.95 per month.

/2/Example:  199X budget $1,000.00 - 199X actual $1,100.00.  Lessee pays 4.74%
   -------
of $1,100 - 1,000 = $100 x 4.74% = $4.74 in next months statement.

PARAGRAPH 8. Utilities. Lessee shall pay for all gas, electricity, water, sewage or telephone services, or other utility services used by it during the entire term of this Lease. The Lessee shall be responsible for all utilities in the leased space from the date it is first occupied for remodeling or leasehold improvements. It shall also be the responsibility of the Lessee prior to occupancy to apply for the utility service in their name.

PARAGRAPH 9. Destruction of Premises. If, during the term of this Lease, the Premises shall be partially or wholly destroyed by fire, by the elements or by any other cause, and such destruction cannot be repaired, replaced or restored within 120 days, then this Lease, at the option of the Lessee and upon notice in writing to Lessor, shall cease and terminate and each party shall be released of further obligation thereunder, and Lessor shall refund to Lessee any portion of rent paid in advance and not earned at the time of such destruction. If, however, Lessee elects to continue this Lease or if such destruction may be repaired, replaced, or restored within 120 days, Lessor shall repair the premises as speedily as possible, at Lessor's expense and upon completion of such repairs, Lessee shall be entitled to a reduction of rent in proportion to the amount of floor space of which it was deprived of use while such repairs were being made.

PARAGRAPH 10. Liens. Lessee shall keep the leased premises free from any liens arising out of any work performed, materials furnished, or obligation incurred by Lessee.

PARAGRAPH 11. Eminent Domain. If all of the leased premises, or such part thereof as to render the balance unsuitable for carrying on Lessee's business, is taken by condemnation proceedings, this Lease shall terminate, at the option of Lessee, at the time when possession of the whole or of the part so taken shall be required for such public use, and the rents, properly apportioned, shall be paid up to that time only. Such taking shall not be deemed a breach of the covenants of Lessor for quiet enjoyment herein contained.

                             Exhibit 10.4 - Page 6
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PARAGRAPH 12.  Title Covenants and Quiet Enjoyment. Lessor covenants that it is seized of the leased premises and has the full right to make this Lease, and that Lessee shall have quiet and peaceful possession and enjoyment of the leased premises during all of the term and renewal thereof against all acts of any parties claiming title to, or a right to, the possession of said leased premises.

PARAGRAPH 13. Personal Property Fixtures and Equipment. Personal property, including fixtures and other equipment owned by Lessee, or its assignee or subtenant in said premises, shall not become a part of the realty, even if fastened to the premises, but shall retain their status as personalty and may be removed by Lessee at any time. However, any damage to the leased premises caused by the removal of such property shall be repaired by Lessee at its expense.

PARAGRAPH 14. Default and Remedies. In case Lessee shall default in the performance of any covenant or agreement herein contained and such default shall continue for thirty (30) days after receipt by Lessee of written notice thereof by Lessor, then Lessor at its option may declare this Lease terminated and may re-enter the leased premises with due process of law and remove all persons therefrom; provided however, that if the default is (1) non-payment of any rent obligation, (2) a health hazard, or (3) physical damage to the premises, then the written notice period shall just be seven (7) days rather than thirty (30) days. The exercise by Lessor of the right of re-entry shall not be a bar to, or prejudice in any way, any other legal remedies available to Lessor. If Lessor shall commit a substantial default in a performance of any covenant or agreement herein contained and such default shall continue for ten (10) days after receipt by Lessor of written notice given by Lessee, then no rent shall be paid or become payable under this Lease for such time as such default shall continue after the expiration of said 10-day period.

Notwithstanding any other provisions contained in this Lease, in the event (a) Lessee or its successors or assignees shall become insolvent or bankrupt, or if it or their interests under this Lease shall be levied upon or sold under execution or other legal process, or (b) the depository institution then operating on the leased premises is closed, or is taken over by any depository institution supervisory authority ("Authority"), Lessor may, in either such event, terminate this

                             Exhibit 10.4 - Page 7
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Lease only with the concurrence of any Receiver or Liquidator appointed by such
Authority; provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Lessor for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount exceeding an amount equal to all accrued and unpaid rent to the date of termination.

PARAGRAPH 15. Termination. Lessee, at the termination of said Lease, shall redeliver and surrender up to Lessor the leased premises in good order and condition, ordinary, reasonable wear and tear excepted.

PARAGRAPH 16. Entry by Landlord. For the purpose of maintaining the premises, Lessor reserves the right at reasonable times upon prior reasonable notice (except in case of emergency) to enter and inspect the premises and to make any necessary repairs to the premises.

PARAGRAPH 17. Notices. Any notice under this Lease shall be deemed to have been given when a written memorandum thereof is deposited in a United States mailbox with postage prepaid and addressed to the party entitled to receive notice at the address contained in this Lease or at such other addresses as the parties may from time to time designate.

PARAGRAPH 18. Alterations. Lessee may make such alterations and changes in such parts of the building as Lessee finds necessary, providing Lessor consents thereto, and Lessor shall not unreasonably withhold its consent.

PARAGRAPH 19. Renewals. Lessee shall have the option to renew this Lease for three (3) terms of three (3) years each. To exercise said option Lessee shall give notice to Lessor in writing not less then 120 days prior to the expiration of the initial term or any extension thereof. An election to renew that is given too late is void. The rental rate for the renewal periods shall be the same as mentioned in Paragraph 4 above. The option to renew may not be exercised by Lessee if Lessee is in default in performing this Lease Agreement, or has received from Lessor two or more notices to quit during the initial term.

                             Exhibit 10.4 - Page 8
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PARAGRAPH 20.  Parking.  It is further agreed that Lessee and Lessee's employees shall park all vehicles in the parking lot in the rear of the building, leaving the front parking available for customers.

PARAGRAPH 21. Security Deposits. Lessee is herewith depositing $2,146.88 as a security deposit which will be held by Lessor. The security deposit will be charged for any damage or unpaid rent at the end of the lease term, and the remaining balance shall be immediately returned to Lessee.

PARAGRAPH 22. Leasehold Improvements. Leasehold improvements made by the Lessee must be approved by the Lessor prior to construction, and Lessor shall not unreasonably withhold its consent. Any improvements made, even if approved by Lessor, must be removed by the Lessee upon the expiration of the Lease and the lease space returned to its original condition unless otherwise agreed.

PARAGRAPH 23. Termination and Inspection. Lessee shall call for an inspection by the Lessor upon the termination of the Lease whether voluntary or involuntary within seven (7) days following the last business day occupied to determine if the premises have been returned in a satisfactory condition. Lessor may waive this right, but in any case must give a written release stating that the terms of the Lease have been met in full for the security deposit to be returned.

PARAGRAPH 24. Headings. The headings which are used following the number of each paragraph are so used only for convenience in locating various provisions of this Lease and shall not be deemed to affect the interpretation or construction of such provisions.

PARAGRAPH 25. Complete Agreements and Amendments. This Lease Agreement constitutes the complete terms and agreement between Lessor and Lessee. There are no unwritten modifications or understandings. This Agreement can be amended or modified only by written agreement signed by both parties.

                             Exhibit 10.4 - Page 9
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PARAGRAPH 26.  Advice of Counsel.  The Lessor and Lessee herewith acknowledge that Ben M. Muller Realty Co., Inc., agent for Lessor, has recommended that the parties to this Lease Agreement retain an attorney to advise them as to all aspects of this transaction. Upon signing of this Lease Agreement, the Lessor and Lessee agree to hold Ben M. Muller Realty Co., Inc. and its agents harmless from any claims arising from this transaction.

PARAGRAPH 27. Lessor's Work. Prior to April 5, 1999, Lessor shall complete the following described work without expense to Lessee:

1. Install partitioning wall to create the premises. Such wall shall be drywalled, taped and sanded (ready for paint) and shall include electrical outlets to code.

2. Prior to May 1, 1999, Lessor shall replace wood facia on marquee damaged by prior lessee's signage.

All other interior work shall be done by and at the sole expense of the Lessee.

PARAGRAPH 28. Drive-up ATM. Lessor hereby leases to Lessee the necessary area and gives Lessee its permission, at Lessee's sole cost and expense, to install and maintain a drive-up ATM and accompanying improvements to the East of the Easterly Chateau Centre drive isle as shown on Schedule B attached hereto. It shall also be the Lessee's responsibility to obtain all Municipal approvals to install and construct such ATM, driveway islands, landscaping, etc. The Lessee agrees to remove such ATM and accompanying improvement at the termination of this Lease unless otherwise agreed to in writing by Lessor. Lessor shall keep such area free of obstructions so as not to obstruct use of such ATM machine.

PARAGRAPH 29. Subordination and Non-Disturbance. If requested by Lessee, Lessor shall deliver a non-disturbance agreement in favor of Lessee from any mortgagee currently holding an interest in the lease premises. Lessee at its expense shall provide the form of non-disturbance agreement. Such non-disturbance agreement shall provide that the tenancy and other rights of the Lessee hereunder shall not be disturbed, so long as Lessee pays the rent and performs all of the other terms and conditions of this Lease. The Lessee hereby agrees to subordinate this Lease to any mortgage affecting the leased premises hereafter made by the Lessor, provided that

                            Exhibit 10.4 - Page 10
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simultaneously with the execution of such mortgage, the mortgagee executes a non-disturbance agreement in favor of Lessee which provides that the tenancy and other rights of Lessee hereunder shall not be disturbed, so long as Lessee pays the rent and performs all of the other terms and conditions of this Lease.

                                  **********

                            Exhibit 10.4 - Page 11
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IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be executed on the day and year first above written.

                              CHATEAU VILLAGE, L.L.C.,
                              a Michigan Limited Liability Company
                              Federal I.D. Number 38-2447200

                              Lessor:

                              By      /s/ John Koetje
                                 --------------------------------------

                              Its:  Authorized Member

                              MACATAWA BANK,
                              a Michigan banking corporation

                              Lessee:

                              By      /s/ Philip Koning
                                 --------------------------------------

                              Its:  President

                            Exhibit 10.4 - Page 12